EXHIBIT NO. 5.1            OPINION OF THACHER PROFFITT & WOOD RE: LEGALITY

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                    [LETTERHEAD OF THACHER PROFFITT & WOOD]







Writer's Direct Dial
(212) 912-7418
                                             October 19, 1999


Carver Bancorp, Inc.
75 West 125th Street
New York, New York 10024

Ladies and Gentlemen:

         We have acted as special counsel to Carver Bancorp, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, by the Company of an aggregate of 462,000 shares of Common Stock, par value $.01 per share (the "Shares"), of the Company, pursuant to the Carver Bancorp, Inc. Shares Program, and the related preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-2 (the "Registration Statement"). In rendering the opinion set forth below, we do not express any opinion concerning law other than the federal law of the United States and the corporate law of the State of Delaware.

         We have examined originals or copies, certified or otherwise identified, of such documents, corporate records and other instruments, and have examined such matters of law, as we have deemed necessary or advisable for purposes of rendering the opinion set forth below. As to matters of fact, we have examined and relied upon the representations of the Company contained in the Registration Statement and, where we have deemed appropriate, representations or certificates of officers of the Company or public officials. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies. In making our examination of any documents, we have assumed that all parties had the corporate power and authority to enter into and perform all obligations thereunder, and, as to such parties, we have also assumed the due authorization by all requisite action, the due execution and delivery of such documents and the validity and binding effect and enforceability thereof.





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Carver Bancorp, Inc.                                                      Page 2
October 19, 1999



         Based on the foregoing, we are of the opinion that the Shares which are being registered pursuant to the Carver Bancorp, Inc. Shares Program have been duly authorized and, when sold as contemplated in the Registration Statement, will be validly issued and outstanding, fully paid and non-assessable.

                  In rendering the opinion set forth above, we have not passed upon and do not purport to pass upon the application of "doing business" or securities or "blue-sky" laws of any jurisdiction (except federal securities laws).

                  This opinion is given solely for the benefit of the Company and investors who purchase Shares pursuant to the Registration Statement and may not be relied upon by any other person or entity, nor quoted in whole or in part, or otherwise referred to in any document without our express written consent.

                  We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Prospectus which is part of the Registration Statement.

                                          Very truly yours,

                                          THACHER PROFFITT & WOOD


                                          By:  /s/ Kofi Appenteng
                                               ----------------------------
                                               Kofi Appenteng